Exhibit 23.1 Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-123487, and No. 333-198443) of Prestige Brands Holdings, Inc. of our report dated March 14, 2017, with respect to the consolidated financial statements of C.B. Fleet TopCo, LLC as of and for the year ended December 31, 2016, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP
Richmond, VA
April 12, 2017